Exhibit 99.1

News Release	For Immediate Release

FactSet Reports Solid Revenue and EPS Growth in Second Quarter 2019

NORWALK, Conn., March 26, 2019 - FactSet (the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its second quarter ended February 28, 2019.

Second Quarter Fiscal 2019 Highlights

●

Revenues increased 5.9% or $19.7 million to $354.9 million compared with $335.2 million for the same period in fiscal 2018. The increase is primarily due to higher sales of analytics, content and technology solutions (CTS) and wealth management solutions. Organic revenues grew 5.7% to $356.5 million during the second quarter of fiscal 2019 from the prior year period.

●

Annual Subscription Value (ASV) plus professional services increased to $1.44 billion at February 28, 2019 compared with prior year of $1.37 billion. Second quarter organic ASV plus professional services grew $21.0 million primarily driven by analytics and CTS. The organic growth rate, which excludes the effects of acquisitions, dispositions, and foreign currency, was 6.0%.

●

Operating margin increased to 30.6% compared with 28.5% for the same period last year. Adjusted operating margin improved to 33.2% compared with 31.4% in the prior year period primarily as a result of favorable foreign exchange rates and operating cost efficiencies.

●

Diluted earnings per share (EPS) advanced to $2.19 compared with $1.33 for the same period in fiscal 2018. Adjusted diluted EPS rose 14.2% to $2.42 compared with $2.12 in the prior period driven primarily by stronger operating results.

●	The Company’s effective tax rate for the second quarter was 18.8% compared with 42.4% a year ago. Both periods include one-time tax expense items.

“As we close the first half of the year, we are pleased to have built upon our long track record of continuous and steady growth. Our team capitalized on growing demand for our core solutions with focused execution as we continued to serve as a trusted partner to our clients,” said Phil Snow, FactSet CEO. “Looking ahead to the second half of the year, we will continue to execute against our proven strategy of providing smarter, connected data and technology solutions that make for an open and flexible user experience.”

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended February 28,
(In thousands, except per share data)	2019	2018	Change

GAAP revenues	$354,895	$335,231	5.9%
Organic revenues	$356,504	$337,318	5.7%
Operating income	$108,688	$95,485	13.8%
Adjusted operating income	$118,243	$106,024	11.5%
Operating margin	30.6%	28.5%
Adjusted operating margin	33.2%	31.4%
Net income	$84,702	$53,137	59.4%
Adjusted net income	$93,598	$84,345	11.0%
Diluted EPS	$2.19	$1.33	64.7%
Adjusted diluted EPS	$2.42	$2.12	14.2%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

“Our business remains resilient against a challenging economic backdrop and our growth and margin expansion this quarter demonstrates successful execution against our strategy. Ongoing cost discipline efforts are yielding results and we believe we are well positioned to continue growing and returning value to shareholders,” said Helen Shan, FactSet CFO.

News Release	For Immediate Release

Annual Subscription Value (ASV) + Professional Services and Segment Revenue

ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients and excludes professional services fees billed in the last 12 months, which are not subscription-based. Professional services are revenues derived from project-based consulting and implementation.

ASV plus professional services was $1.44 billion at February 28, 2019. Organic ASV plus professional services was also $1.44 billion at February 28, 2019, up $82.3 million from the prior year at a growth rate of 6.0%. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency, plus professional services, increased $21.0 million over the last three months.

Buy-side and sell-side ASV growth rates for the second quarter of fiscal 2019 were 5.3% and 9.2%, respectively. Buy-side clients accounted for 83.9% of organic ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this earnings release.

ASV from U.S. operations was $890.5 million, increasing 5.8% over prior year of $842.0 million. U.S. revenues for the quarter increased to $223.3 million compared with $208.9 million in the second quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the U.S. revenue growth rate was 6.8%. ASV from international operations was $530.2 million, increasing 4.6% over prior year of $506.8 million. International ASV now represents 37.3% of total ASV, down from 37.6% a year ago. International revenues were $131.6 million compared with $126.3 million from the second quarter of fiscal 2018. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency, the international revenue growth rate was 4.0%. Segment ASV does not include professional services which totaled $21.9 million at February 28, 2019.

Operational Highlights – Second Quarter Fiscal 2019

●

Client count as of February 28, 2019 was 5,405, a net increase of 108 clients in the past three months, primarily driven by an increase in corporate and wealth management clients. The count includes clients with ASV of $10,000 and above.

●	User count increased by 6,854 to 122,063 in the past three months primarily driven by an increase in banking and wealth management users.

●	Annual client retention was greater than 95% of ASV. When expressed as a percentage of clients, annual retention was 91%.

●	Employee count was 9,529 as of February 28, 2019, up 1.8% in the past 12 months.

●

Net cash provided by operating activities increased to $99.2 million compared with $92.5 million for the second quarter of 2018. Quarterly free cash flow was $87.3 million compared with $86.1 million a year ago, an increase of 1.4% primarily due to higher net income, partially offset by tax payments and higher capital expenditures.

●	Capital expenditures increased to $12.0 million, compared with $6.5 million a year ago primarily due to new office space build out and technology upgrades.

News Release	For Immediate Release

●	A regular quarterly dividend of $24.2 million, or $0.64 per share, was paid on March 19, 2019, to common stockholders of record as of February 28, 2019.

●

FactSet announced new content sets from IHS Markit and Mastercard on the Open:FactSet Marketplace (OFM), expanding its data offering and adding to the depth and breadth of its data feed business to help clients discover new ways to make smarter decisions. FactSet also introduced a Candidate Program for data providers as well as a Community Forum to the OFM. The Candidate Program allows clients to discover and evaluate potential new datasets before they become available as fully integrated products on the OFM. The Community Forum will serve as a central location for clients to discover new ideas, post reviews and ask questions to the OFM community.

Share Repurchase Program

FactSet repurchased 214,945 shares for $44.1 million during the second quarter under the Company’s existing share repurchase program. Over the last 12 months, FactSet has returned $395.2 million to stockholders in the form of share repurchases and dividends, funded by cash generated from operations and repatriation of foreign earnings. Under the Company’s existing share repurchase program, $137.2 million is currently available for share repurchases.

Annual Business Outlook

FactSet is updating its annual effective tax rate, GAAP diluted EPS and adjusted diluted EPS outlook for fiscal 2019. The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fiscal 2019 Expectations

●	Organic ASV plus professional services is expected to increase in the range of $75 million and $90 million over fiscal 2018.

●	GAAP revenues are expected to be in the range of $1.41 billion and $1.45 billion.

●	GAAP operating margin is expected to be in the range of 29% and 30%.

●	Adjusted operating margin is expected to be in the range of 31.5% and 32.5%.

●	FactSet’s annual effective tax rate is now expected to be in the range of 17% and 18%.

●

GAAP diluted EPS is now expected to be in the range of $8.70 and $8.85. Adjusted diluted EPS is now expected to be in the range of $9.50 and $9.65. The mid-point of this guidance represents a 12% growth over the prior year.

Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2019. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.

News Release	For Immediate Release

Conference Call

The Company will host a conference call today, March 26, 2019 at 11:00 a.m. Eastern Time to discuss the second quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants: International Participants: Passcode:	833.231.8259 647.689.4104 8929207

An archived webcast with the accompanying slides will be available at investor.factset.com for one year after the conclusion of the live event. The earnings call transcript will also be available via FactSet CallStreet. An audio replay of this conference will also be available until April 2, 2019 via the following telephone numbers: 800.585.8367 in the U.S. and 416.621.4642 internationally using passcode 8929207.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “should,” “indicates,” “continues,” “may” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the ability to integrate newly acquired companies, clients and businesses; strains on resources as a result of growth, the volatility and stability of global securities markets, including declines in equity or fixed income returns impacting the buying power of investment management clients; the ability to hire and retain qualified personnel; the maintenance of the Company's leading technological position and reputation; failure to maintain or improve FactSet’s competitive position in the marketplace; fraudulent, misappropriation or unauthorized data access, including cyber-security and privacy breaches; failures or disruptions of telecommunications, data centers, network systems, facilities, or the Internet; uncertainty, consolidation and business failures in the global investment banking industry; the continued shift from active to passive investing, the negotiation of contract terms with vendors, data suppliers and landlords; the retention of clients and the attraction of new ones; the absence of U.S. or foreign governmental regulation restricting international business; the unfavorable resolution of tax assessments and legal proceedings; and legislative and regulatory changes in the environments in which FactSet and its clients operate. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

News Release	For Immediate Release

About Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 122,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For® and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

FactSet

Media & Investor Relations Contact:

Rima Hyder

857.265.7523

rima.hyder@factset.com

News Release	For Immediate Release

Consolidated Statements of Income (Unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
(In thousands, except per share data)	2019	2018	2019	2018

Revenues	$354,895	$335,231	$706,535	$664,372

Operating expenses
Cost of services	165,108	163,232	331,884	324,756
Selling, general and administrative	81,099	76,514	165,424	155,033
Total operating expenses	246,207	239,746	497,308	479,789

Operating income	108,688	95,485	209,227	184,583

Other expense
Interest expense, net of interest income	(4,339)	(3,272)	(8,935)	(6,191)
Total other expense	(4,339)	(3,272)	(8,935)	(6,191)

Income before income taxes	104,349	92,213	200,292	178,392

Provision for income taxes	19,647	39,076	31,294	54,876
Net income	$84,702	$53,137	$168,998	$123,516

Diluted earnings per common share	$2.19	$1.33	$4.36	$3.11

Diluted weighted average common shares	38,619	39,846	38,772	39,763

News Release	For Immediate Release

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
(In thousands)	2019	2018	2019	2018

Net income	$84,702	$53,137	$168,998	$123,516

Other comprehensive income (loss), net of tax
Net unrealized (loss) gain on cash flow hedges*	527	(1,268)	1,565	(1,744)
Foreign currency translation adjustments	5,026	9,400	(4,478)	17,866
Other comprehensive income (loss)	5,553	8,132	(2,913)	16,122
Comprehensive income	$90,255	$61,269	$166,085	$139,638

*For the three and six months ended February 28, 2019, the unrealized gain on cash flow hedges was net of tax expense of $179 and $767, respectively. For the three and six months ended February 28, 2018, the unrealized loss on cash flow hedges was net of tax benefits of $902 and $1,190, respectively.

News Release	For Immediate Release

Consolidated Balance Sheets (Unaudited)

	February 28,	August 31,
(In thousands)	2019	2018

ASSETS
Cash and cash equivalents	$218,335	$208,623
Investments	27,069	29,259
Accounts receivable, net of reserves	176,356	156,639
Prepaid taxes	25,730	6,274
Prepaid expenses and other current assets	40,475	30,121
Total current assets	487,965	430,916

Property, equipment, and leasehold improvements, net	104,829	100,545
Goodwill	700,029	701,833
Intangible assets, net	136,409	148,935
Deferred taxes	6,737	9,716
Other assets	29,025	27,502
Total Assets	$1,464,994	$1,419,447

LIABILITIES
Accounts payable and accrued expenses	$66,846	$72,059
Accrued compensation	40,140	66,479
Deferred fees	59,178	49,700
Taxes payable	8,233	8,453
Dividends payable	24,385	24,443
Total current liabilities	198,782	221,134

Deferred taxes	20,220	21,190
Deferred fees	8,475	7,833
Taxes payable	26,728	29,626
Long-term debt	574,848	574,775
Deferred rent and other non-current liabilities	36,420	38,989
Total Liabilities	$865,473	$893,547

STOCKHOLDERS’ EQUITY
Total Stockholders’ Equity	$599,521	$525,900
Total Liabilities and Stockholders’ Equity	$1,464,994	$1,419,447

News Release	For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)	Six Months Ended February 28,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$168,998	$123,516
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	29,052	28,372
Stock-based compensation expense	16,140	15,420
Deferred income taxes	1,088	2,934
Loss on sale of assets	196	25
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(19,676)	(16,307)
Accounts payable and accrued expenses	(5,423)	147
Accrued compensation	(26,266)	(23,595)
Deferred fees	9,729	18,098
Taxes payable, net of prepaid taxes	(17,385)	17,166
Prepaid expenses and other assets	(10,327)	(11,915)
Deferred rent and other non-current liabilities	(646)	(186)
Other working capital accounts, net	74	14
Net cash provided by operating activities	145,554	153,689

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	(7,927)	(9,487)
Proceeds from sales of investments	10,041	9,872
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(21,482)	(12,375)
Net cash used in investing activities	(19,368)	(11,990)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(48,442)	(43,406)
Repurchase of common stock	(110,739)	(113,906)
Proceeds from employee stock plans	43,362	48,784
Other financing activities	—	442
Net cash used in financing activities	(115,819)	(108,086)

Effect of exchange rate changes on cash and cash equivalents	(655)	5,284

Net (decrease) increase in cash and cash equivalents	9,712	38,897

Cash and cash equivalents at beginning of period	208,623	194,731
Cash and cash equivalents at end of period	$218,335	$233,628

News Release	For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended February 28,
(In thousands)	2019	2018	Change

GAAP revenues	$354,895	$335,231	5.9%
Deferred revenue fair value adjustment (a)	1,299	2,087
Currency impact (b)	310	—
Organic revenues	$356,504	$337,318	5.7%

(a)	The adjustment relates to deferred revenue fair value adjustments from purchase accounting.

(b)	The impact from foreign currency movements over the past 12 months.

News Release	For Immediate Release

Operating Income, Margin, Net Income and Diluted EPS (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended February 28,
(In thousands, except per share data)	2019	2018	Change

GAAP Operating income	$108,688	$95,485	13.8%
Intangible asset amortization (a)	5,839	6,213
Deferred revenue fair value adjustment (b)	1,299	2,087
Other non-recurring items (c)	2,417	2,239
Adjusted operating income	$118,243	$106,024	11.5%
Adjusted operating margin (d)	33.2%	31.4%

GAAP Net income	$84,702	$53,137	59.4%
Intangible asset amortization (a)(e)	4,742	4,924
Deferred revenue fair value adjustment (b)(e)	1,055	1,654
Other non-recurring items (c)(e)	1,718	1,774
Income tax benefits (f)	1,381	22,856
Adjusted net income	$93,598	$84,345	11.0%

GAAP Diluted earnings per common share	$2.19	$1.33	64.7%
Intangible asset amortization (a)(e)	0.12	0.12
Deferred revenue fair value adjustment (b)(e)	0.03	0.04
Other non-recurring items (c)(e)	0.04	0.04
Income tax benefits (f)	0.04	0.57
Adjusted diluted earnings per common share	$2.42	$2.12	14.2%
Weighted average common shares (Diluted)	38,619	39,846

(a)

GAAP operating income in the second quarter of fiscal 2019 was adjusted to exclude $5.8 million of pre-tax intangible asset amortization, which reduced net income by $4.7 million and diluted earnings per share by $0.12. GAAP operating income in the second quarter of fiscal 2018 was adjusted to exclude $6.2 million of pre-tax intangible asset amortization, which reduced net income by $4.9 million and diluted earnings per share by $0.12. The income tax effect related to intangible asset amortization was $1.1 million in the second quarter of fiscal 2019 compared with $1.3 million for the same period in fiscal 2018.

(b)

The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.2 million in the second quarter of fiscal 2019 compared with $0.4 million from the prior year period.

(c)

GAAP operating income in the second quarter of fiscal 2019 was adjusted to exclude $2.4 million of pre-tax expenses primarily related to severance, stock-based compensation expense and occupancy costs, which reduced net income by $1.7 million and diluted earnings per share by $0.04. GAAP operating income in the second quarter of fiscal 2018 was adjusted to exclude $2.2 million of pre-tax expenses primarily related to severance, stock-based compensation acceleration and restructuring actions, which reduced net income by $1.8 million and diluted earnings per share by $0.04. The income tax effect related to the other non-recurring items was $0.5 million in the second quarter of fiscal 2019 compared with $0.5 million for the same period in fiscal 2018.

(d)	Adjusted operating margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.

(e)

For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 18.8% for fiscal 2019 and 20.8% for fiscal 2018.

(f)

GAAP net income in the second quarter of fiscal 2019 was adjusted to exclude $1.4 million or $0.04 per share of income tax expense primarily due to a settlement with tax authorities partially offset by income tax benefits primarily related to the U.S. Tax Reform. GAAP net income in the second quarter of fiscal 2018 was adjusted to exclude $22.9 million of tax charges primarily related to the one-time deemed repatriation tax on foreign earnings as a result of the U.S. Tax Reform. This reduced diluted earnings per share by $0.57.

News Release	For Immediate Release

Business Outlook Operating Margin, Net Income and Diluted EPS

(Details may not sum to total due to rounding)

(Unaudited)
	Annual Fiscal 2019 Guidance

(In thousands, except per share data)	Low end of range	High end of range

GAAP Operating margin	29.0%	30.0%
Intangible asset amortization (a)	1.7%	1.7%
Deferred revenue fair value adjustment (b)	0.4%	0.4%
Other non-recurring items (c)	0.4%	0.4%
Adjusted operating margin	31.5%	32.5%

GAAP Net income	$333,506	$339,472
Intangible asset amortization (a)	19,746	19,746
Deferred revenue fair value adjustment (b)	4,378	4,378
Other non-recurring items (c)	6,904	6,904
Adjusted net income	$364,533	$370,500

GAAP Diluted earnings per common share	$8.70	$8.85
Intangible asset amortization (a)	0.51	0.51
Deferred revenue fair value adjustment (b)	0.11	0.11
Other non-recurring items (c)	0.18	0.18
Adjusted diluted earnings per common share	$9.50	$9.65

(a)

GAAP operating income for the full fiscal 2019 year was adjusted to exclude $23.9 million of pre-tax intangible asset amortization, which reduced the GAAP operating margin by 1.7%, GAAP net income by $19.7 million and GAAP diluted earnings per share by $0.51. The income tax effect related to intangible asset amortization was $4.2 million for the period presented above.

(b)

The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.9 million for the period presented above.

(c)

GAAP operating income for the full fiscal 2019 year was adjusted to exclude $8.0 million of pre-tax expenses related to several one-time items, which reduced net income by $7.0 million and diluted earnings per share by $0.18. The income tax effect related to other non-recurring items was $1.0 million for the period presented above.

News Release	For Immediate Release

Free Cash Flow

(Unaudited)	Three Months Ended February 28,
(In thousands)	2019	2018	Change

Net cash provided by operating activities	$99,234	$92,546
Capital expenditures	(11,957)	(6,463)
Free cash flow	$87,277	$86,083	1.4%

Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of organic ASV by client type, excluding currency, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency. The numbers below do not include professional services.

	Q2’19	Q1’19	Q4’18	Q3’18	Q2’18	Q1’18	Q4’17	Q3’17
% of ASV from buy-side clients	83.9%	83.9%	83.9%	84.4%	84.4%	84.2%	84.1%	84.4%
% of ASV from sell-side clients	16.1%	16.1%	16.1%	15.6%	15.6%	15.8%	15.9%	15.6%

ASV Growth rate from buy-side clients	5.3%	5.9%	5.4%	5.3%	6.0%	5.3%	5.9%	5.7%
ASV Growth rate from sell-side clients	9.2%	8.6%	7.3%	5.0%	4.6%	3.9%	4.6%	5.8%
Total Organic ASV Growth Rate	5.9%	6.3%	5.7%	5.3%	5.8%	5.1%	5.7%	5.7%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.

(Details may not sum to total due to rounding)

(In millions)	Q2’19	Q2’18
As reported ASV (a)	$1,420.7	$1,348.8
Currency impact (b)	(1.2)	(8.7)
Organic ASV total	$1,419.5	$1,340.1
Total Organic ASV Growth Rate	5.9%

(a)	ASV excludes $21.9 million and $19.1 million, respectively, in professional services fees as of February 28, 2019 and 2018.

(b)	The impact from foreign currency movements was excluded above to calculate total organic ASV.